Exhibit 99.1


                  SYMS CORP CONSUMMATES ITS ACQUISITION OF THE
                        ASSETS OF FILENE'S BASEMENT, INC.


Secaucus, New Jersey, June 18, 2009 - Syms Corp (NASDAQ:SYMS), a leading off-price retailer, announced today that following the receipt of Bankruptcy Court approval, Syms consummated its previously announced acquisition of substantially all of the assets of Filene's Basement in Filene's Chapter 11 bankruptcy proceedings.

Under its asset purchase agreement with Filene's Basement, Syms, through a wholly-owned subsidiary, acquired the vast majority of the current operating Filene's Basement store leases, store fixtures and inventory and is focused on maintaining the Filene's Basement name and tradition. The total consideration to Filene's Basement amounted to approximately $65 million plus certain additional costs of Filene's Basement that were assumed by Syms.

Vornado Realty Trust (NYSE: VNO) provided a portion of the funding for this transaction. A joint venture (unrelated to Syms) 50% owned by Vornado paid approximately $16.8 million to terminate the venture's existing Downtown
Crossing lease with Filene's Basement in Boston. Further, Vornado funded approximately $8.2 million in connection with Syms agreeing to amend Vornado's lease assumed by Syms at 4 Union Square South in Manhattan to provide, among other things, for a minimum $1.5 million increase in annual rent. The lease between Vornado and Filene's Basement at Vornado's Bergen Town Center in Paramus, New Jersey was also assumed by Syms.

Marcy Syms, President and Chief Executive Officer of Syms Corp, stated: "This is an excellent strategic opportunity for Syms. Syms has been in business for 50 years, and Filene's Basement for 100 years. Our businesses are highly complementary. We have long respected Filene's Basement as a worthy competitor and have the utmost respect for the institution and its traditions, brand and incredible customer loyalty. We are confident that leveraging Filene's assets with Syms' infrastructure will provide for a stable and profitable business and will position Filene's for renewed growth. This is a win for Educated Consumers, a win for Syms, a win for the vast majority of Filene's employees who will be offered employment by a Syms subsidiary, and a win for the economy. We are pleased to welcome a wonderful management team and loyal employee base into the Syms family."

Filene's Basement filed for Chapter 11 bankruptcy protection on May 4, 2009. The sale of Filene's assets was effected pursuant to Section 363 of the Bankruptcy Code.

Stifel, Nicolaus & Company, Incorporated served as investment banker to Syms and Lowenstein Sandler PC served as counsel to Syms in connection with the transaction. Fried, Frank, Harris, Shriver & Jacobson LLP served as counsel to Vornado in connection with this transaction.

In addition to the stores previously operated by Filene's Basement, Syms Corp currently operates a chain of thirty-two "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.


Forward-Looking Statements

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Syms Corp and its subsidiaries that are based on the beliefs of Syms' management, as well as assumptions made by and information currently available to Syms' management. When used in this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to Syms Corp and its subsidiaries, identify forward-looking statements. Such statements reflect the current views of Syms Corp with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for Syms' and Filene's Basement's products, possible disruptions in Syms' computer or telephone systems, possible work stoppages or increase in labor costs, effects of competition, the impact of integrating Filene's Basement's business and Syms Corp's existing business, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates and borrowing costs, unanticipated increases in merchandise or occupancy costs, and other factors which may be outside control of Syms Corp. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Syms Corp or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.